Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC.

REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS

ATLANTA, GA – July 23, 2008: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for the second quarter ended June 30, 2008. Revenues grew 18.7% to $284.5 million compared to $239.6 million for the second quarter ended June 30, 2007. Revenue growth excluding our recent acquisition of HomeTeam Pest Defense improved 4.7%.

The Company recorded net income of $22.7 million or $0.23 per diluted share for the second quarter ended June 30, 2008, compared to $21.2 million or $0.21 per diluted share for the second quarter ended June 30, 2007, a 7.1% increase.

During the quarter, the Company repurchased 262,775 shares of common stock at a weighted average price of $15.85 per share, with a total of 498,775 shares repurchased year-to-date. In total, approximately 515,491 additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company’s results, Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. said, “Despite the tough economy, we have continued to make headway this year growing our revenues and increasing our profitability. This sustained performance demonstrates our ability to improve our company in varying economic environments. We continue to invest in programs that will provide future growth and profitability. These commitments and as well as our current operational initiatives coupled with our employees’ dedication to improving our business, puts us on track to meet our financial goals for 2008.

“We are also extremely pleased with the contribution that HomeTeam Pest Defense made to our revenue and cash flow. HomeTeam is an excellent company with superb management and associates. In their first 90 days as a member of the Rollins team they have exceeded our expectations and to date are running ahead of plan.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s belief that its past performance demonstrates its ability to improve the Company in varying economic environments; it continues to invest in programs that will provide future growth and profitability; and the Company’s commitments as well as its current operational initiatives coupled with its employees’ dedication to improving its business puts the Company on track to meet its financial goals for 2008. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
At June 30, (unaudited)	2008	2007
ASSETS
Cash and cash equivalents	$15,272	$57,044
Trade receivables, short-term	67,602	58,808
Accounts Receivable - Other	7,606	3,310
Materials and supplies	10,260	8,740
Deferred income taxes	17,934	18,528
Other current assets	9,767	9,621
Total Current Assets	128,441	156,051

Equipment and property, net	78,805	77,634
Goodwill	183,083	125,974
Other Intangible Assets	25,364	9,155
Customer Contracts	130,746	66,893
Deferred income taxes	8,020	12,886
Trade receivables, long-term	9,998	8,908
Prepaid Pension	17,443	—
Other assets	6,908	5,873
Total Assets	$588,808	$463,374

LIABILITIES
Loans outstanding	$54,000	$—
Capital leases	822	1,270
Accounts payable	36,444	24,428
Accrued insurance	13,541	14,225
Accrued compensation and related liabilities	46,445	40,202
Other current liabilities	31,971	28,260
Unearned revenue	98,837	85,754
Total Current Liabilities	282,060	194,139

Capital leases, less current portion	460	1,013
Accrued pension	—	6,946
Long-term accrued liabilities	56,812	52,966
Total Liabilities	339,332	255,064

STOCKHOLDERS’ EQUITY
Common stock	100,869	101,041
Retained earnings and other equity	148,607	107,269
Total Stockholders’ Equity	249,476	208,310
Total Liabilities and Stockholders’ Equity	$588,808	$463,374

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30,
(in thousands except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES
Customer services	$284,499	$239,618	$494,577	$440,850
COSTS AND EXPENSES
Cost of services provided	146,076	121,601	256,029	228,437
Depreciation and amortization	8,685	6,911	15,316	13,597
Sales, general and administrative	92,030	76,787	163,518	143,828
(Gain)/loss on sales of assets	(14)	(89)	(35)	(96)
Interest (income)/expense, net	393	(522)	(326)	(1,074)
	247,170	204,688	434,502	384,692
INCOME BEFORE TAXES	37,329	34,930	60,075	56,158
PROVISION FOR INCOME TAXES	14,591	13,691	23,498	22,126
NET INCOME	$22,738	$21,239	$36,577	$34,032

NET INCOME PER SHARE - BASIC	$0.23	$0.21	$0.37	$0.34
NET INCOME PER SHARE - DILUTED	$0.23	$0.21	$0.36	$0.33

Weighted average shares outstanding - basic	99,369	100,465	99,378	100,722
Weighted average shares outstanding - diluted	100,171	101,513	100,286	101,811

Rollins, Inc.
Reconciliation
Revenue Excluding HomeTeam Pest Defense

	Second Quarter
	2008	2007	$Better/ (Worse)	%Better/ (Worse)

Net Revenues	$284,499	$239,618	$44,881	18.7%
Less:
Revenues from HomeTeam Pest Defense	33,738	—	33,738
Revenue Excluding HomeTeam Pest Defense	$250,761	$239,618	$11,143	4.7%

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter results on:

Wednesday, July 23, 2008 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-366-3908 domestic;

303-262-2130 international

at least 5 minutes before start time.

REPLAY: available through July 30, 2008

Please dial 800-405-2236/303-590-3000, Pass code: 11116485

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazmin at Financial Relations Board at 212-827-3777

Or email to jjazmin@frbir.com